The Wireless Xcessories Group Announces Fourth Quarter and 2006 Year End Results and Conference Call

HUNTINGDON VALLEY, Pa., March 28, 2007 (PRIMEZONE) -- The Wireless Xcessories Group, Inc. (AMEX:XWG), a nationwide manufacturer and distributor of electronic and cellular accessories and creator of private labeled websites for affiliates, announced today fourth quarter and 2006 year end results for the period ended December 31. The Company reported fourth quarter revenue of $ 5,857,000, compared to $ 5,976,000 for the same period in fiscal 2005. Full year comparisons were revenue of $22,869,000 compared to $ 22,059,000 for fiscal 2005, an increase of approximately 4%.

The Company had 2006 fourth quarter net income of $211,000 or $.05 per share, compared to net income of $ 428,000 or $.09 per share in the same period for 2005.  Full year comparisons were net income of $1,189,000 or $ .27 per share, compared to $ 2,033,000 or $.45 per share in the same period for 2005.

The Company ended the year with working capital of $ 6.3 million, and a current ratio of 7.57 to 1.00 compared to $5.8 million and a current ratio of 6.04 to 1.00 at the end of fiscal 2005.  The Company has no debt, and total equity has grown to $8,029,000 as of December 31, 2006.

Steve Rade, CEO, stated “Although sales increased by 4% in 2006, net income declined due to a drop in our gross margin percentage. This was principally a result of the growth of our lower margin third party Bluetooth line as a percentage of our sales, and added air freight costs to insure the timely introduction of new product.

“In reaction to the lower profit margins associated with the sale of Bluetooth accessories, we accelerated our efforts to introduce a series of proprietary products imported from China.  These items command a significantly higher profit margin that we hope will offset the effect of our distributed third party product lines.”

“As part of this plan, we’ve introduced “The Limited Collection”, a line of high quality cases for cell phones and PDA devices.  We have also created an 80-page catalog of accessories, our largest ever.”

“We expect our new product introductions to help us increase our rate of sales growth and gross profit margins in 2007. Our strategy is already proving itself based on sales generated so far in 2007, sales for first two months of 2007 are up well over 10% as compared to the first two months of 2006.”

The Company will hold a conference call on Monday, April 2, 2007 at 4:30 pm Eastern Time. Interested participants should call (866) 901-2585 when calling from the United States or (404) 835-7099 when calling internationally. This call will be available for review at Wireless Xcessories' web site at http://www.wirexgroup.com beginning April 3, 2007.

About Wireless Xcessories Group

Wireless Xcessories Group, Inc. designs and distributes a range of accessories for cellular phones throughout the United States and Canada. The Company offers in excess of 3,000 items that include rechargeable batteries, personal and vehicle hands free kits, in-car and travel chargers, as well as a variety of carrying cases. The Company sells to dealers and distributors through an in-house sales force and directly from its website, http://www.wirexgroup.com. Wireless Xcessories also creates private labeled websites, GetAccessories.net, for its dealers.

“Safe Harbor” Statement -- Under the Private Securities Litigation Reform Act of 1995, this press release may contain forward-looking statements that involve risks and uncertainties. Important factors, which could cause actual operating results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by the company. Copies of these filings may be obtained by contacting the company or the SEC.

Contact:
Wireless Xcessories Group
Dan Kenderdine
800-233-0013 ext. 1404